Exhibit 10.40
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into on December 6, 2010, by and between Michael D. Popielec, an individual (“Executive”) and Ultralife Corporation, a Delaware corporation (the “Company”).
Recitals
WHEREAS, the Company and Executive desire to establish an agreement pursuant to which Executive will be retained as the President and Chief Executive Officer of the Company, effective December 30, 2010 (the “Effective Date”), and to provide for Executive’s employment by the Company upon the terms and conditions set forth herein.
Agreement
Now, Therefore, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:
1. Employment. Executive will serve as President and Chief Executive Officer of the Company for the Employment Term specified in Section 2 below. Executive will report to the Board of Directors of the Company (the “Board”), and Executive will render such services, consistent with the foregoing role, as the Board may from time to time direct.
2. Term. The employment of Executive pursuant to this Agreement shall commence on the Effective Date and shall continue until terminated as provided in this Agreement. (The period during which Executive is employed under this Agreement is referred to the “Employment Term”).
3. Salary. As compensation for the services rendered by Executive under this Agreement, the Company shall pay to Executive a base salary initially equal to $450,000 per year (“Base Salary”) for calendar year 2011, payable to Executive in accordance with the Company’s payroll practices. The Base Salary shall be subject to adjustment by the Board but may not be decreased without the consent of Executive.
4. Bonus. In addition to his Base Salary, Executive shall be entitled to participate in the Company’s executive bonus program. Bonuses shall be paid in accordance with the guidelines set forth under the bonus program but in all events a bonus shall be paid in the year following the year to which the bonus relates within thirty (30) days of the Company’s determination of the amounts of the bonus but in no event later than December 31 of the year following the year for which the bonus is earned. For 2011, and each year thereafter, the Executive’s Annual Cash Bonus target shall not be less than 75% of the Executive’s 2011 Base Salary (the “Target Bonus”). Executive will be entitled to receive Annual Cash Bonuses ranging from 0% to 140% of the Target Bonus based upon the Executive’s satisfaction of certain quantitative and qualitative performance metrics to be agreed upon between the Executive and the Company’s Compensation and Management Committee no later than January 31 of the year for which the bonus applies. Satisfaction of less than 80% of the Bonus Plan metrics will result in no bonus. Satisfaction of 80% to 100% of the Bonus Plan metrics will result in bonus ranges from 20% to 100% of the Target Bonus. Satisfaction of 100% to 125% of the Bonus Plan metrics will result in bonus ranges from 100% to 140% of the Target Bonus. In no event will the bonus exceed 140% of the Target Bonus.

5. Executive Benefits.
(a) Stock Options. Executive will be granted options to purchase shares of the Company’s Common Stock, par value $.01 per share (the “Stock”) as follows:
(i) 50,000 shares on December 30, 2010 with an exercise price determined on that date in accordance with the Company’s Long Term Incentive Plan, as amended (“LTIP”), with equal vesting on each of December 30, 2011, December 30, 2012, December 30, 2013 and December 30, 2014,
(ii) 250,000 shares on December 30, 2010 with an exercise price determined on that date in accordance with the LTIP with equal vesting on each of December 30, 2011, December 30, 2012, December 30, 2013 and December 30, 2014,
(iii) 200,000 shares on December 30, 2010 with an exercise price of $10 per share with vesting to begin on the date the Stock first reaches a closing price of $10 for 15 trading days in a 30 trading-day period, with such vesting in equal amounts over the four anniversary dates of that date.
(iv) 200,000 shares on December 30, 2010 with an exercise price of $15 per share with vesting to begin on the date the Stock first reaches a closing price of $15 for 15 trading days in a 30 trading-day period, with such vesting in equal amounts over the four anniversary dates of that date.
(v) 50,000 shares on January 3, 2011 with an exercise price determined on that date in accordance with the LTIP with equal vesting on each of December 30, 2011, December 30, 2012, December 30, 2013 and December 30, 2014.
All such options in Sections 5(a) (i), (ii), and (v) above shall terminate on December 30, 2017. All such options in Sections 5(a) (iii) and (iv) above shall terminate as of the later of December 30, 2017 and five (5) years after the initial date vesting commences, but in no event later than December 30, 2020. The options set forth at Sections 5(a)(ii), (iii) and (iv) are conditional and are subject to shareholder approval to increase the number of shares available under the LTIP to accommodate these options and to also increase the current limitation on maximum options issuable to an employee in a given year. If such approval is not obtained, such options shall be null and void.
(b) Employee and Executive Benefits. Executive will be entitled to receive all benefits provided to senior executives, executives and employees of the Company generally, provided that in respect to each such plan Executive is otherwise eligible and insurable in accordance with the terms of such plans.

(c) PTO and Sabbatical. Executive shall be entitled to Paid Time Off, holidays and sabbatical in accordance with the policies of the Company as they exist from time to time.
(d) Relocation. Executive shall be entitled to the following relocation benefits:
(i) rent in and commute transportation to the Rochester, New York area for up to nine (9) months, as needed, during 2011 for a total actual expense not to exceed $50,000, and
(ii) payment of all actual reasonable relocation and moving expenses, including expenses incurred by Executive and spouse for travel to the Rochester, New York area to locate living accommodations, packing and transporting of household items to the new household and meals, lodging and travel in connection with the move to the new household, incurred in 2011 in an aggregate amount not to exceed $60,000, and
(iii) payment of all actual reasonable current house sale/closing costs, including deed preparation, tax stamps, reasonable attorneys’ fees, real estate transfer taxes and real estate commission, incurred in 2011 in an aggregate amount not to exceed $120,000.
6. Severance Benefits.
(a) At Will Employment. Executive’s employment shall be “at will.” Either the Company or Executive may terminate this Agreement and Executive’s employment at any time, with or without Business Reasons (as defined in Section 7(a) below), in its or his sole discretion, upon sixty (60) days’ prior written notice of termination.
(b) Involuntary Termination. If at any time during the term of this Agreement, other than following a Change in Control to which Section 6(c) applies, the Company terminates the employment of Executive without Business Reasons or a Constructive Termination occurs, then Executive shall be entitled to receive the following:
(i) salary, any unpaid bonus from the prior year, and the cash value of any accrued Paid Time Off (consistent with the Company’s Paid Time Off policies then in effect) through the Termination Date plus continued salary for a period of eighteen (18) months following the Termination Date, payable in accordance with the Company’s regular payroll schedule as in effect from time to time; provided, however, that such 18-month period shall be reduced to twelve (12) months if the Termination Date is on or after June 30, 2012,
(ii) a pro-rata amount (calculated on a per diem basis) of the full year bonus which the Executive would have earned for the calendar year in which the termination of employment occurred,
(iii) acceleration of vesting of all outstanding stock options and other equity arrangements (including but not limited to restricted stock, stock appreciation rights, and such instruments) subject to vesting and held by Executive subject to the provision, however, that the acceleration shall not cover more than eighteen (18) months from the Termination Date (and in this regard, all such options and other exercisable rights held by Executive shall remain exercisable for one year following the Termination Date, or through the original expiration date of the stock options or other exercisable rights, if earlier),

(iv) continuation of health benefits for Executive, Executive’s spouse and any dependent children for a period of twelve (12) months after the Termination Date followed by eighteen (18) months of Executive-paid COBRA eligibility, and
(v) no other compensation, severance or other benefits, except only that this provision shall not limit any benefits otherwise available to Executive under Section 6(c) in the case of a termination following a Change in Control.
(c) Change in Control. If at any time during the term of this Agreement a “Change in Control” occurs (as defined below) and within twelve (12) months of the date of the Change in Control, the Company terminates the employment of Executive without Business Reasons or a Constructive Termination occurs, then Executive shall be entitled to receive the following:
(i) salary, any unpaid bonus from the prior year, and the cash value of any accrued Paid Time Off (consistent with the Company’s Paid Time Off policies then in effect) through the Termination Date plus an amount equal to eighteen (18) months of Executive’s salary as then in effect, payable immediately upon the Termination Date,
(ii) one and one-half times the Target Bonus for the Executive for the calendar year in which the Termination Date occurred,
(iii) acceleration in full of vesting of all outstanding stock options and other equity arrangements (including but not limited to restricted stock, stock appreciation rights, and such instruments) subject to vesting and held by Executive (and in this regard, all such options and other exercisable rights held by Executive shall remain exercisable for eighteen (18) months following the Termination Date, or through the original expiration date of the stock options or other exercisable rights, if earlier),
(iv) continuation of health benefits for Executive, Executive’s spouse and any dependent children for a period of twenty-four (24) months after the Termination Date, and
(v) no other compensation, severance or other benefits.
With respect to the portion, if any, of the severance payments under Section 6(c) that constitutes nonqualified deferred compensation under the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and official guidance issued thereunder (collectively “Section 409A”), payment of such portion shall be made in a lump sum upon a Change in Control only if such Change of Control constitutes a “change in control” within the meaning of Section 409A. To the extent a lump sum payment is not permissible, the payments shall instead be made in accordance with Section 6(b).

To the extent the vesting and/or accelerated payment of outstanding stock options and other equity arrangements pursuant to Section 6(c)(iii) would subject Executive to the imposition of tax and/or penalties under Section 409A, the vesting and/or payment of such stock options and other equity shall be delayed to the extent necessary to avoid the imposition of such tax and/or penalties.
Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under this Section 6(c), including, without limitation, any excise tax imposed by Section 4999 of the Code; provided, however, that all payments under this Agreement shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit received by Executive if no such reduction was made. For purposes of this Section, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which Executive receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The foregoing determination will be made by the Company’s independent auditors. The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 15 days after the Date of Termination. If the Accounting Firm determines that such reduction is required by this Section, the Company shall pay such reduced amount to Executive in accordance with this Section. If the Accounting Firm determines that no reduction is necessary under this Section, it will, at the same time as it makes such determination, furnish the Company and Executive an opinion that Executive will not be liable for any excise tax under Section 4999 of the Code. The Company and Executive will each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section will be borne by the Company.
(d) Termination for Disability. If at any time during the term of this Agreement, other than following a Change in Control to which Section 6(c) applies, Executive shall become unable to perform his duties as an employee as a result of incapacity, which gives rise to termination of employment for Disability, then Executive shall be entitled to receive the following:
(i) salary, any unpaid bonus from the prior year, and the cash value of any accrued Paid Time Off (consistent with the Company’s PTO policies then in effect) through the Termination Date plus continued salary for a period of twelve (12) months following the Termination Date, payable in accordance with the Company’s regular payroll schedule as in effect from time to time,

(ii) acceleration in full of vesting of all outstanding stock options held by Executive subject to the provision, however, that the acceleration shall not cover more than one (1) year from the Termination Date (and in this regard, all such options and other exercisable rights held by Executive shall remain exercisable for one year following the Termination Date, or through the original expiration date of the stock options or other exercisable rights, if earlier),
(iii) continued Company provided health benefits for twelve (12) months, followed by and to the extent COBRA shall be applicable to the Company, continuation of health benefits for Executive, Executive’s spouse and any dependent children, at Executive’s cost, for a period of eighteen (18) months after the twelve (12) months continuation of Company provided health benefits, or such longer period as may be applicable under the Company’s policies then in effect, provided Executive makes the appropriate election and payments, and
(iv) no other compensation, severance or other benefits, except only that this provision shall not limit any benefits otherwise available to Executive under Section 6(c) in the case of a termination following a Change in Control. Notwithstanding the foregoing, however, the Company may deduct from the salary specified in clause (i) hereof the amount of any payments then received by Executive under any disability benefit program maintained by the Company to the extent permissible under Section 409A.
(e) Voluntary Termination or Involuntary Termination for Business Reasons. If (A) Executive voluntarily terminates his employment (other than in the case of a Constructive Termination), or (B) Executive is terminated involuntarily for Business Reasons, then in any such event Executive or his representatives shall be entitled to receive the following: (i) salary and the cash value of any accrued Paid Time Off (consistent with the Company’s PTO policies then in effect) through the Termination Date only, (ii) the right to exercise, for ninety (90) days following the Termination Date, or through the original expiration date of the stock options, if earlier, all stock options held by Executive, but only to the extent vested as of the Termination Date, (iii) to the extent COBRA shall be applicable to the Company, continuation of health benefits for Executive, Executive’s spouse and any dependent children, at Executive’s cost, for a period of eighteen (18) months after the Termination Date, or such longer period as may be applicable under the Company’s policies then in effect, provided Executive makes the appropriate election and payments, and (iv) no other compensation, severance, or other benefits.
(f) Termination Upon Death. If Executive’s employment is terminated because of death, then Executive’s representatives shall be entitled to receive the following:
(i) salary and the cash value of any accrued Paid Time Off (consistent with the Company’s PTO policies then in effect) through the Termination Date,
(ii) except in the case of any such termination following a Change in Control to which Section 6(c) applies, acceleration in full of vesting of all outstanding stock options and other equity arrangements (including but not limited to restricted stock, stock appreciation rights, and such instruments) subject to vesting and held by Executive subject to the provision, however, that the acceleration shall not cover more than one (1) year from the Termination Date (and in this regard, all such options and other exercisable rights held by Executive shall remain exercisable for one year following the Termination Date, or through the original expiration date of the stock options or other exercisable rights, if earlier),

(iii) to the extent COBRA shall be applicable to the Company, continuation of health benefits for Executive’s spouse and any dependent children, at their cost, for a period of eighteen (18) months after the Termination Date, or such longer period as may be applicable under the Company’s policies then in effect provided Executive’s estate makes the appropriate election and payments,
(iv) any benefits payable to Executive or his representatives upon death under insurance or other programs maintained by the Company for the benefit of the Executive, and
(v) no further benefits or other compensation, except only that this provision shall not limit any benefits otherwise available to Executive under Section 6(c) in the case of a termination following a Change in Control.
(g) Exclusivity. The provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, either at law, tort or contract, in equity, or under this Agreement, in the event of any termination of Executive’s employment. Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in paragraph (b), (c), (d), (e) or (f) of this Section 6, whichever shall be applicable and those benefits required to be provided by law.
(h) Termination. The word “termination” and any variant thereof with respect to the Executive’s employment shall mean a “separation from service” within the meaning provided by Section 409A. Payments provided for under this Section 6 are contingent upon a termination satisfying this definition.
7. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a) Business Reasons. “Business Reasons” means (i) gross negligence, willful misconduct or other willful malfeasance by Executive in the performance of his duties, (ii) Executive’s conviction of a felony, or an other criminal offense involving moral turpitude, (iii) Executive’s material breach of this Agreement, including without limitation any repeated breach of Section 8 hereof or of any provision of any confidentiality, non-disclosure or non-competition agreements between the Company and Executive, provided that, in the case of any such breach, the Board provides written notice of breach to the Executive, specifically identifying the manner in which the Board believes that Executive has materially breached this Agreement, and Executive shall have the opportunity to cure such breach to the reasonable satisfaction of the Board within thirty (30) days following the delivery of such notice. For purpose of this paragraph, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The Board must notify Executive of any event constituting Business Reasons within ninety (90) days following the Board’s actual knowledge of its existence (which period shall be extended during the period of any reasonable investigation conducted in good faith by or on behalf of the Board) or such event shall not constitute Business Reasons under this Agreement.

(b) Disability. “Disability” shall mean that Executive has been unable to perform his duties as an employee as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least sixty (60) days written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
(c) Termination Date. “Termination Date” shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date specified in Section 7(b); (iii) if this Agreement is terminated by the Company, the date which is indicated in a notice of termination is given to Executive by the Company in accordance with Sections 6(a) and 9(a) & (b); (iv) if the Agreement is terminated by Executive, the date which is indicated in a notice of termination given to the Company by Executive in accordance with Sections 6(a) and 9(a) & (b).
(d) Constructive Termination. A “Constructive Termination” shall be deemed to occur if (A) (1) Executive’s position changes as a result of an action by the Company such that (w) Executive shall no longer be President and Chief Executive Officer of the Company, (x) Executive shall have duties and responsibilities demonstrably less than or inconsistent with those typically associated with a President and Chief Executive Officer or (y) Executive shall no longer report directly to the Board or (2) Executive is required to relocate his place of employment, other than a relocation within fifty (50) miles of the Company’s current Newark, New York headquarters, (3) there is a reduction in Executive’s base salary or target bonus or (4) there occurs any other material breach of this Agreement by the Company after a written demand for substantial performance is delivered to the Board by Executive which specifically identifies the manner in which Executive believes that the Company has materially breached this Agreement, and the Company has failed to cure such breach to the reasonable satisfaction of Executive within thirty (30) days following the delivery of such notice, and (B) within the ninety (90) day period immediately following an action described in clauses (A)(1) through (4), Executive elects to terminate his employment voluntarily.

(e) For the purposes of this Agreement, “Change in Control” shall mean the first to occur of any of the following events:
(i) the acquisition by a person, entity or Group of the right to appoint a majority of the members of the board of directors of the Company;
(ii) the acquisition by a person, entity or Group of more than 50% of outstanding equity securities of the Company entitled to vote generally in the election of directors of the Company;
(iii) the sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons that are not, immediately prior to such sale, transfer or other disposition, subsidiaries of the Company or affiliates of the Company or any of its subsidiaries;
(iv) after any Group which holds, as of the date of the Agreement is signed, in excess of 25% of the voting securities of the Company has its ownership in the Company’s securities reduced to less than five (5)% of the combined voting power of the then outstanding equity securities of the Company, the acquisition by any person, entity or Group through one transaction or a series of related transactions of beneficial ownership of equity securities of the Company representing 30% or more of the combined voting power of the then outstanding equity securities of the Company; or
(v) the merger or consolidation of the Company with or into another entity as a result of which Persons who were stockholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, securities representing more than 50% of the combined voting power of all then outstanding securities entitled to vote generally in the election of directors of the merged or consolidated company.
As used above, “Group” has the meaning set forth in Section 13(d) of the Exchange Act (other than (i) the Company, any of its subsidiaries or any of their respective affiliates or (ii) any employee benefit plan of the Company, any of its Subsidiaries or any of their respective affiliates.
8. No Conflicts.
(a) Executive agrees that in his individual capacity he will not enter into any agreement, arrangement or understanding, whether written or oral, with any supplier, contractor, distributor, wholesaler, sales representative, representative group or customer, relating to the business of the Company or any of its subsidiaries, without the express written consent of the Company.
(b) As long as Executive is employed by the Company or any of its subsidiaries, Executive agrees that he will not, except with the express written consent of the Company, become engaged in, render services for, or permit his name to be used in connection with, any for-profit business other than the business of the Company, any of its subsidiaries or any corporation or partnership in which the Company or any of its subsidiaries have an equity interest.

9. Miscellaneous Provisions.
(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing, shall be effective when given, and in any event shall be deemed to have been duly given (i) when delivered, if personally delivered, (ii) three (3) business days after deposit in the U.S. mail, if mailed by U.S. registered or certified mail, return receipt requested, or (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, if so delivered, freight prepaid. In the case of Executive, notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Corporate Secretary.
(b) Notice of Termination. Any termination by the Company or Executive shall be communicated by a notice of termination to the other party hereto given in accordance with paragraph (a) hereof. Such notice shall indicate the specific termination provision in this Agreement relied upon.
(c) Successors.
(i) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall be entitled to assume the rights and shall be obligated to assume the obligations of the Company under this Agreement and shall agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (i) or which becomes bound by the terms of this Agreement by operation of law.
(ii) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(iii) No Other Assignment of Benefits. Except as provided in this Section 9(c), the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (iii) shall be void.
(d) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Entire Agreement. This Agreement shall supersede any and all prior agreements, representations or understandings (whether oral or written and whether express or implied) between the parties with respect to the subject matter hereof.
(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g) Arbitration and Governing Law. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Rochester, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. No party shall be entitled to seek or be awarded punitive damages. All attorneys fees and costs shall be allocated or apportioned as agreed by the parties or, in the absence of an agreement, in such manner as the arbitrator or court shall determine to be appropriate to reflect the final decision of the deciding body as compared to the initial positions in arbitration of each party. This Agreement shall be construed in accordance with and governed by the laws of the State of New York as they apply to contracts entered into and wholly to be performed within such State by residents thereof.
(h) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
(i) Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other entity in any capacity on behalf of or, at the request of, the Company in any capacity, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses when and as incurred, all to the full extent permitted by law, pursuant to Executive’s existing indemnification agreement with the Company, if any, in the form made available to all Executive and all other officers and directors or, if it provides greater protection to Executive, to the maximum extent allowed under the law of the State of the Company’s incorporation.
(j) Legal Fees. The Company will pay directly the reasonable fees and expenses of counsel retained by Executive in connection with the preparation, negotiation and execution of this Agreement.
(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(l) Six Month Waiting Period. Notwithstanding anything herein to the contrary, to the extent that any payments under this Agreement are subject to a six-month waiting period under Section 409A, any such payments that would be payable before the expiration of six months following the Executive’s separation from service but for the operation of this sentence shall be made during the seventh month following the Executive’s separation from service. In the case of taxable benefits that constitute deferred compensation, the Company, in lieu of a delay in payment, may require Executive to pay the full costs of such benefits during the period described in the preceding sentence and reimburse Executive for said costs within thirty (30) days after the end of such period.
(m) Reimbursement of Expenses. Reimbursements under this Agreement shall only be made for expenses incurred during the term of this Agreement. Any reimbursements made under this Agreement shall be made by the end of the year following the year in which the expense was incurred, and the amount of the reimbursable expenses or in-kind benefits provided in one year shall not increase or decrease the amount of reimbursable expenses or in-kind benefits provided in a subsequent year. In order to receive reimbursements under this Agreement, the Executive shall provide any required supporting documentation by a date reasonably specified by the Company in accordance with the deadlines set forth in this section.
(n) Section 409A of the Code. It is intended that the payments and benefits provided for by this Agreement comply with the requirements of Section 409A, and this Agreement shall be administered and interpreted in a manner consistent with such intention. Each payment under this Agreement is treated as a separate payment for the purposes of Section 409A.
(o) Employee Confidentiality, Non-Disclosure, Non-Compete, Non-Disparagement and Assignment Agreement. Contemporaneously herewith, the Executive will execute and deliver the Company’s standard Employee Confidentiality, Non-Disclosure, Non-Compete, Non-Disparagement and Assignment Agreement.
(p) LTIP Amendment. The Company hereby agrees to approve and to include as an item in the proxy for the next annual meeting of its shareholders amendments to the LTIP to increase the shares available under the LTIP and to increase the current limitation on the maximum options issuable to an employee in a given year, each to accommodate and cause the effectiveness of the options set forth in Section 5(a) above. The Company further agrees to recommend to its shareholders a vote FOR this item.
(q) Termination of Continuing Health Care Coverage. Notwithstanding the terms of Section 6, in the event Executive is eligible for health care coverage by a subsequent employer, the Company will no longer be obligated to continue health care or COBRA coverage for Executive.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ULTRALIFE CORPORATION

By:	/s/ Bradford T. Whitmore Bradford T. Whitmore
Chair of the Board of Directors

Michael D. Popielec

/s/ Michael D. Popielec

Michael D. Popielec